                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by sec. 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 14a-11(c) or sec. 14a-12

                          ORBITAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     [X]  No Fee Required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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

                                                                  [ORBITAL LOGO]

March 29, 1999

Dear Stockholder:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Friday, May 14, 1999 at 9:00 A.M. at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

     I hope that you will be able to attend the meeting. Orbital's officers and directors look forward to seeing you at that time.

Sincerely,

/s/ DAVID W. THOMPSON

DAVID W. THOMPSON
Chairman of the Board, President
and Chief Executive Officer

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1999
                            ------------------------

     The Annual Meeting of Stockholders of Orbital Sciences Corporation (the "Company"), a Delaware corporation, will be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Friday, May 14, 1999 at 9:00 A.M. for the following purposes:

        1. To elect five Directors for three-year terms ending in 2002.

        2. To approve the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan.

        3. To ratify the appointment of KPMG LLP as independent auditors of the Company.

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has set March 22, 1999 as the record date for the meeting. This means that owners of the Company's Common Stock at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof.

EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

By Order of the Board of Directors,

/s/ LESLIE C. SEEMAN

LESLIE C. SEEMAN
Senior Vice President, General Counsel
and Secretary

March 29, 1999

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Orbital Sciences Corporation (the "Company" or "Orbital") for use at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Friday, May 14, 1999 at 9:00 A.M. and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 22, 1999 (the "Record Date") for determining stockholders who are entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were 37,182,819 shares of common stock, par value $0.01 per share (the "Common Stock"), outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted. Any proxy on which no directions are indicated will be voted FOR the election of the nominees for director set forth below and FOR the other proposals described in this Proxy Statement. Proxies will be voted in the discretion of the holder of the proxy with respect to any other business that may properly come before the meeting and as to which a stockholder has not provided timely notice, and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares.

     This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 31, 1999.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Five directors are to be elected at the 1999 Annual Meeting for three-year terms that expire in 2002. Nine other directors have been elected to terms that end in either 2000 or 2001, as indicated below. The term of office of each nominated director will be for three years expiring at the 2002 Annual Meeting of Stockholders and until a successor is elected and qualified or until such director's death, removal or resignation. If any nominees for directors should become unavailable, the Human Resources and Nominating Committee of the Board of Directors would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

     In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of Common Stock represented at the meeting and entitled to vote. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. Shares that are withheld and broker nonvotes will have no effect on the outcome of the election.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

     Set forth below is certain information (as of March 1, 1999) concerning each of the nominees and each person whose term of office as a director will continue after the Annual Meeting.

               DIRECTORS TO BE ELECTED AT THE 1999 ANNUAL MEETING

KELLY H. BURKE, 69
Chairman of Human Resources and Nominating Committee

Kelly H. Burke has been a Director of the Company since 1984. Lt. General Burke served in the U.S. Air Force for 30 years, holding a variety of command and staff positions, culminating in that of Deputy Chief of Staff for Research, Development and Acquisition in the Pentagon. Since retiring from the U.S. Air Force in 1982, Lt. General Burke has been Chairman of Stafford, Burke and Hecker, Inc., an aerospace consulting firm. Additionally, Lt. General Burke has served as an advisor to the White House Science Office, the National Academy of Sciences, the Defense Science Board and the U.S. Air Force Scientific Advisory Board.

BRUCE W. FERGUSON, 44

Bruce W. Ferguson is a co-founder of Orbital and has been Senior Vice President, Special Projects since July 1997, and a Director of the Company since 1982. Mr. Ferguson was Executive Vice President and General Manager/Communications and Information Services Group from 1993 until 1997, and Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993. From 1985 to 1989, he was Senior Vice President/Finance and Administration and General Counsel of Orbital. Mr. Ferguson is also a Director of Orbital Imaging Corporation ("ORBIMAGE"), an Orbital affiliate.

DANIEL J. FINK, 72
Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

Daniel J. Fink has been a Director of the Company since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. Mr. Fink is a Director of the Company's majority owned subsidiary, Magellan Corporation ("Magellan"). He is also a director of Titan Corporation, a former member of the Defense Science Board and a former Chairman of the National Aeronautics and Space Administration ("NASA") Advisory Council.

JANICE I. OBUCHOWSKI, 47
Member of Strategy and Technology Committee

Janice I. Obuchowski was appointed by the Board of Directors in 1996 to fill a vacancy on the Board. Since 1992, Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From 1995 until June 1998, Ms. Obuchowski was an Executive Vice President of NextWave Telecom, Inc., a wireless personal communications services provider that filed for Chapter 11 protection in December 1998. From 1989 to 1992, she served as the Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau's International Policy Division and Senior Advisor to the Chairman. Ms. Obuchowski also serves on the Board of Directors of CSG Systems, Inc.

FRANK L. SALIZZONI, 60
Member of Audit and Finance Committee

Frank L. Salizzoni was appointed by the Board of Directors in 1996 to fill a vacancy on the Board. Mr. Salizzoni has been President and Chief Executive Officer of H&R Block, Inc. since 1996. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, one of the largest food services companies in the United States. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of H&R Block, Inc. and SKF USA, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

DOUGLAS S. LUKE, 57
Chairman of Audit and Finance Committee and Member of Human Resources and Nominating Committee

Douglas S. Luke has been a Director of the Company since 1983. From 1991 until 1998, Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a private investment firm. From 1979 until 1990, he held various positions with Rothschild, Inc., including the position of Managing Director from 1987 until 1990. Mr. Luke is currently a director of Regency Realty Corporation and Westvaco Corporation.

JOHN L. MCLUCAS, 78
Member of Human Resources and Nominating Committee and Strategy and Technology Committee

John L. McLucas has been a Director of the Company since 1993. From 1987 until 1993, he was a Director of Orbital's then wholly owned subsidiary, Orbital Research Corporation ("ORC"). He was formerly Chairman of the International Space University and currently serves on its Board of Advisors. From 1988 to 1991, he was Chairman of the NASA Advisory Council and Chairman of the U.S. Air Force Studies Board. From 1985 to 1988, he was Chairman of QuesTech, Inc. From 1977 to 1985, Dr. McLucas was Executive Vice President of COMSAT Corporation. Prior to 1977, Dr. McLucas held a variety of positions, including Administrator of the Federal Aviation Administration, Secretary of the U.S. Air Force and President of MITRE Corporation.

HARRISON H. SCHMITT, 63
Member of Audit and Finance Committee and Strategy and Technology Committee

Harrison H. Schmitt has been a Director of the Company since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a business and technical consultant. From 1976 to 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was NASA Assistant Administrator for Energy Programs. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

SCOTT L. WEBSTER, 46

Scott L. Webster is a co-founder of Orbital and has been a Director of the Company since 1982. In early 1998, Mr. Webster became Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P. ("ORBCOMM"), an Orbital affiliate. From 1993 to 1997, Mr. Webster served in various consulting capacities with the Company. He served as President of Orbital's Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster served as Orbital's Senior Vice President/Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

FRED C. ALCORN, 68
Member of Human Resources and Nominating Committee

Fred C. Alcorn has been a Director of the Company since 1983. Since 1975, Mr. Alcorn has been President of Alcorn Oil & Gas Company and Alcorn Development Company.

LENNARD A. FISK, 55
Member of Strategy and Technology Committee

Lennard A. Fisk has been a Director of the Company since 1993. Since July 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

JACK L. KERREBROCK, 71
Member of Strategy and Technology Committee

Jack L. Kerrebrock has been a Director of the Company since 1993. From 1984 until 1993, he was a Director of ORC. Since 1965, Dr. Kerrebrock has been a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology. He also served as NASA Associate Administrator for Aeronautics and Space Technology from 1981 to 1983.

DAVID W. THOMPSON, 44
Chairman of the Board

David W. Thompson is a co-founder of Orbital and has been Chairman of the Board, President and Chief Executive Officer of the Company since 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle's autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson serves as Chairman of Magellan, as Chairman and Chief Executive Officer of ORBIMAGE and as a director of ORBCOMM.

Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society.

JAMES R. THOMPSON, 62
James R. Thompson (who is not related to David W. Thompson) has been Executive Vice President and General Manager/Launch Systems Group since October 1993 and a Director of the Company since 1992. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to October 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of NASA's Marshall Space Flight Center. Mr. Thompson was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of Nichols Research Corp. and SPACEHAB Incorporated.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Meetings and Committees

     During 1998, the Board of Directors held eight meetings and did not take any action by unanimous written consent. The Board has three standing committees: the Audit and Finance Committee; the Human Resources and Nominating Committee; and the Strategy and Technology Committee. Each incumbent director attended at least 75 percent of all meetings of the Board and committees of which he or she was a member. The biographical information in the immediately preceding section identifies the committee memberships held by each director.

     The Audit and Finance Committee, which held four meetings in 1998, reviews corporate financial performance and planning; evaluates Company financings and financial aspects of potential acquisitions, divestitures and joint ventures; recommends annually the persons or firm to be employed by the Company as its independent auditors; consults with the independent auditors with regard to the plan of audit; reviews, in consultation with the independent auditors, the audit report and the accompanying management letter, if any, of such independent auditors; and consults with the independent auditors with regard to the Company's financial results, significant accounting policies and issues, and the adequacy of internal controls of the Company.

     The Human Resources and Nominating Committee, which held four meetings and took action by unanimous written consent once in 1998, administers the Company's stock option and stock purchase plans; approves compensation arrangements for directors, executive officers and certain other members of management; evaluates compensation plans and policies and makes recommendations to the Board with respect thereto; oversees the Company's defined contribution and deferred compensation plans; considers issues of management development, evaluation and succession; reviews corporate human resources matters, including issues relating to workforce recruiting and retention; and nominates candidates for positions on the Board. In addition, the Committee will consider nominees for directors recommended by stockholders if such recommendations are in writing, are filed with the Secretary of the Company by the time specified in the Company's By-Laws and include the information specified in the Company's By-Laws.

     The Strategy and Technology Committee, which held four meetings in 1998, gives initial Board-level consideration to certain advanced technology and business strategy issues, including competitive assessments; reviews and assesses major programs and research and development activities; evaluates potential acquisitions, divestitures and joint ventures; and evaluates technical and market risks associated with new product development.

Director Compensation

     Currently, four members of the Board of Directors are salaried employees of the Company or its affiliates. Such employee-directors receive no additional compensation for serving on the Board. Board members that are not salaried employees receive separate compensation for Board service. That compensation includes:

(i) an annual retainer in the form of cash or restricted stock or a combination of the two, (ii) attendance fees, (iii) stock options, and (iv) in some instances, restricted stock awards.

     Retainer and Fees. Nonemployee directors receive an annual retainer of $7,500, along with $1,000 for each Board or committee meeting attended. As described below, nonemployee directors may elect to receive their annual retainer in restricted Common Stock of the Company. Nonemployee directors also are reimbursed for out-of-pocket expenses in connection with Board and committee service.

     Options and Restricted Stock. Under the 1997 Stock Option and Incentive Plan (the "1997 Option Plan"), nonemployee directors receive an annual grant on the first business day in January of options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value on that date. On January 2, 1998, the option exercise price was $32.88 per share. The option grant vests one year from the grant date.

     The Board has adopted two nonemployee director compensation programs that are intended to incentivize nonemployee directors to increase their equity ownership in the Company and to directly align their financial interests with those of stockholders. The first is a compensation program that allows nonemployee directors to elect to receive shares of restricted Common Stock instead of their annual cash retainer. Nonemployee directors making this election receive an additional matching award of an equal number of shares of restricted Common Stock. The grant, including the matching award of restricted Common Stock, vests in its entirety two years from the date of grant. During 1998, the Company issued a total of 4,560 shares of restricted Common Stock to all ten eligible directors in lieu of a cash annual retainer.

     In addition, the Company matches a nonemployee director's purchase of up to $10,000 worth of shares of Common Stock in the open market in the calendar year with a grant of restricted Common Stock under the 1997 Option Plan. The number of shares of restricted Common Stock granted is equal to the dollar value of the nonemployee director's stock purchase in any given calendar quarter divided by the average closing sales price of the Company's Common Stock during that calendar quarter. The grant vests in its entirety in two years. In 1998, the Company issued a total of 1,327 shares of restricted Common Stock to five nonemployee directors who participated in the program.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 1998, 1997 and 1996, as applicable, to the Chief Executive Officer, the four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1998, and an individual who would have been one of the most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 1998 (collectively, the "Named Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                            ANNUAL COMPENSATION      SECURITIES
                                            --------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS       OPTIONS(#)     COMPENSATION(A)
---------------------------         ----    --------    --------    ------------    ---------------
David W. Thompson.................  1998    $390,000    $207,800          90,000      $   16,036(b)
Chairman of the Board,                                                   250,000(c)
  President and Chief Executive                                           50,000(d)
  Officer
                                    1997     375,000     280,000         105,000       1,442,735(e)
                                                                          50,000(f)
                                                                          40,000(d)

                                    1996     300,000     153,000          45,000         263,445(g)
                                                                         150,000(f)
                                                                         200,000(d)

Robert R. Lovell..................  1998     310,000     100,800(h)       40,000          37,594(i)
Executive Vice President and                                              75,000(d)
General Manager/Space Systems Group

                                    1997(j)  161,000      56,300          50,000          14,467(i)

James R. Thompson.................  1998     270,000     137,800          40,000          14,311
Executive Vice President and
  General Manager/Launch Systems
  Group                             1997     255,000     114,800          30,000          16,896

                                    1996     245,000     154,125          45,000          17,483
                                                                          20,000(d)

Michael D. Griffin................  1998     265,000      86,100          30,000          13,741
Executive Vice President and                                             100,000(c)
  Chief Technical Officer
                                    1997     250,000     112,500          30,000          16,750
                                                                          50,000(f)

                                    1996     225,000      95,625          25,000          11,798
                                                                          75,000(d)

Jeffrey V. Pirone.................  1998     250,000      91,200          75,000          13,514
Executive Vice President and                                             140,000(c)
  Chief Financial Officer
                                    1997     215,000     136,800          80,000          15,636
                                                                          50,000(f)
                                                                          20,000(d)

                                    1996     200,000      86,400          55,000           9,310
                                                                          40,000(f)
                                                                         100,000(d)

Charles M. Boesenberg.............  1998(k)  275,000      68,750         140,000           5,000
Executive Vice President and                                           3,623,976(l)
  General Manager/Satellite Access
  Products Group

---------------
(a) Except for other compensation additionally noted, "All Other Compensation" consists of Company (or in the case of Mr. Boesenberg, Magellan) contributions under a 401(k) plan or deferred compensation plan. For 1998, amounts contributed under a 401(k) plan and deferred compensation plan, respectively, were as follows for each Named Officer: Mr. D.W. Thompson, $8,000 and $8,036; Mr. Lovell, $6,960 and $6,634; Mr. J.R. Thompson, $8,000
     and $6,311; Dr. Griffin, $8,000 and $5,741; Mr. Pirone, $8,000 and $5,514;
     and Mr. Boesenberg, $5,000 and $0.

(b) Does not include $1,545,000 earned under Mr. Thompson's performance share agreement, which award Mr. Thompson declined to accept.

(c) Shares of common stock of Magellan underlying options granted under the 1998 Magellan Stock Option and Incentive Plan (the "1998 Magellan Option Plan") with an exercise price of $.40 per share, which options generally vest over a three-year period. Includes Magellan options granted in 1998 in exchange for the cancellation of options granted in 1997 and 1996 (see note (f) below). Magellan optionees who elected to exchange their Magellan options in 1998 forfeited a period of vesting and the right to require Magellan to repurchase their option shares.

(d) Shares of common stock of ORBIMAGE underlying options granted under the 1996 Stock Option Plan of ORBIMAGE (the "ORBIMAGE Option Plan"). ORBIMAGE options were granted with an exercise price of $4.17 per share in 1998 and 1997 and $3.60 per share in 1996 and vest over a three-year period.

(e) Includes a $1,420,135 bonus earned under Mr. Thompson's performance share agreement.

(f) Shares of common stock of Magellan underlying Magellan stock options that were granted with an exercise price of $1.10 per share, and subsequently cancelled in 1998 in exchange for options granted under the 1998 Magellan Option Plan. See note (c) above.

(g) Includes a $246,000 bonus earned under Mr. Thompson's performance share agreement.

(h) Does not include amount payable under a special bonus agreement that Mr. Lovell has with the Company, which is discussed in the Compensation Committee Report below, as the amount of such bonus has not yet been determined.

(i)  Includes $2,000 per month housing allowance.

(j)  Mr. Lovell joined the Company on a full-time basis in August 1997.

(k) Mr. Boesenberg joined the Company in January 1998, and resigned his position in mid-December 1998.

(l) Includes 1,837,824 Magellan options under the 1998 Magellan Option Plan with an exercise price of $.40 per share issued in exchange for the same number of options that Magellan assumed in connection with the 1997 merger of Ashtech Inc. The assumed options had exercise prices ranging from $.81 to $1.72 per share. Also includes 1,786,152 options granted under the 1998 Magellan Option Plan with an exercise price of $.40 per share.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below shows information on grants of stock options during the fiscal year ended December 31, 1998, to the Named Officers under Orbital's 1997 Option Plan, which options are reflected in the Summary Compensation Table. All options granted to the Named Officers under the 1997 Option Plan vest over a three-year period.

                                                                                   POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                                                                     RATES OF STOCK
                                                                                   PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                         FOR OPTION TERM
                           --------------------------------------------------    -----------------------
                             NUMBER
                               OF        % OF TOTAL
                           SECURITIES    GRANTED TO
                           UNDERLYING    EMPLOYEES     EXERCISE
                            OPTIONS          IN          PRICE     EXPIRATION
NAME                       GRANTED(#)   FISCAL YEAR    ($/SHARE)      DATE           5%          10%
----                       ----------   ------------   ---------   ----------    ----------   ----------
David W. Thompson........     90,000        3.8%        $36.50       6/03/08     $2,065,919   $5,235,444

Robert R. Lovell.........     40,000        1.7%         36.50       6/03/08        918,186    2,326,864

James R. Thompson........     40,000        1.7%         36.50       6/03/08        918,186    2,326,864

Michael D. Griffin.......     30,000        1.3%         36.50       6/03/08        688,640    1,745,148

Jeffrey V. Pirone........     75,000        3.2%         36.50       6/03/08      1,721,599    4,362,870

Charles M. Boesenberg....    100,000        4.3%         32.88       1/21/08(a)   2,067,491    5,239,428
                              40,000        1.7%         26.75       7/28/08(a)     672,917    1,705,304

---------------

(a) Pursuant to the terms of the 1997 Option Plan, all of Mr. Boesenberg's options terminated upon his resignation in mid-December, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below shows information with respect to the exercise of stock options during fiscal year 1998, as well as the 1998 year-end value of unexercised stock options granted under the 1997 Option Plan and its predecessor 1990 Option Plan.

                                                             NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                 OPTION SHARES                IN-THE-MONEY OPTIONS
                             SHARES                          AT DECEMBER 31, 1998             AT DECEMBER 31, 1998
                           ACQUIRED ON      VALUE       -------------------------------   -----------------------------
NAME                        EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       -----------   ------------   --------------   --------------   ------------   --------------
David W. Thompson........    46,000       $1,163,063          74,996          175,004      $2,079,878      $3,022,622
Robert R. Lovell.........     5,000          147,500          49,667           73,333       1,435,415       1,158,325
James R. Thompson........    26,580          608,193          95,417           75,003       2,793,448       1,295,929
Michael D. Griffin.......    76,664        1,546,661              --           58,335              --       1,017,555
Jeffrey V. Pirone........    88,500        2,132,964           5,663          143,337         145,822       2,451,780
Charles M. Boesenberg
  (a)....................        --               --              --               --              --              --

---------------

(a) Pursuant to the terms of the 1997 Option Plan, all of Mr. Boesenberg's options terminated upon his resignation in mid-December, 1998.

COMPENSATION COMMITTEE REPORT

     Overview and Philosophy. The Human Resources and Nominating Committee (the "Committee") is composed entirely of independent nonemployee directors and is responsible for evaluating and determining the compensation of the Company's senior executives. The Committee strives to ensure that compensation serves to motivate and retain senior executives while also being in the best interests of the Company and its stockholders. The Committee's philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital's senior management to those of the Company's stockholders. The Committee endeavors to attain these goals by tying compensation to the achievement of certain operational and financial objectives adopted semi-annually by the Committee. To implement these objectives, the Company's compensation structure has five general components: (i) base salary, (ii) annual cash bonuses and, under certain circumstances, special cash bonuses, (iii) stock options, (iv) stock ownership incentives, and (v) under certain circumstances, stock appreciation rights.

     Base Salary. In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for the Company's executive officers, including the Named Officers, and certain other senior managers. Generally, the salaries are determined subjectively, intending to reflect the value of the job in the marketplace and the past and expected future performance and contributions of the individual senior executive, as well as the Company's overall growth and profitability.

     Annual Cash Incentive Bonus. Under the Company's incentive bonus plan for 1998, the Chief Executive Officer was eligible to receive a bonus of up to 80 percent of base salary and executive officers of the Company were eligible to receive annual bonuses of up to 50 percent of base salary based on individual, product line group and overall Company financial and operational performance. In January 1998 and July 1998, the Committee reviewed Company and product line group performance goals recommended by management for purposes of 1998 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, backlog, earnings and cash flow, and the price of the Company's Common Stock, with greater emphasis placed on earnings and the performance of the Company's Common Stock. Operational goals included space mission reliability and timeliness, new orders and contracts, new product initiatives, adherence to schedules and budgets, and the completion of certain corporate transactions, including strategic acquisitions. In determining the Chief Executive Officer's annual cash bonus, the Committee also reviews the Company's overall performance as well as specific personal objectives (discussed below).

     In July 1998 and January 1999, the Chief Executive Officer evaluated the Company's and the individual groups' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus percentages. The Committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and any other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. In addition, the Committee established a bonus pool for all other eligible employees. The Committee concluded that the Company achieved moderate success in meeting its operational goals in the first half of 1998 and substantial success in meeting its operational goals in the second half of 1998, which was offset by the Company's failure to meet certain financial goals, especially with respect to revenues and earnings. The total bonus percentage awarded to each of the currently employed Named Officers, other than the Chief Executive Officer (discussed below), was 65 percent of the target bonus amount, or 32.5 percent of annual base salary, as compared to a maximum bonus opportunity of 50 percent.

     In addition to its annual incentive bonus plan, the Company also has a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. Generally, special bonuses are awarded when the performance of an individual, program or department is perceived to merit extraordinary recognition or compensation in excess of that awarded under the incentive bonus plan. The amounts of special bonuses are determined subjectively, based on such factors as the perceived value to the Company of the achievement, the amount of effort involved and the salary level of the individual. For 1998, the Company awarded special bonuses to two Named Officers, in addition to the Chief Executive Officer (discussed below). Mr. J.R. Thompson received a bonus of $50,000 in recognition of his success in the performance of the Launch Systems Group. Mr. Pirone received a bonus of $10,000 in recognition of his success in connection with the Company's common stock offering in April 1998. Pursuant to an agreement with the Company, Mr. Lovell is eligible to receive a special cash bonus based on the amount of new business booked by the Company that is generated by the Space Systems Group in each July 1 to June 30 twelve-month period. Under this agreement, Mr. Lovell is eligible to receive up to $312,500 per year.

     Stock Options. The Committee believes that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1997 Option Plan, stock options are granted at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant and generally vest over a three-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of the Company's Common Stock. The Committee generally approves an annual grant to senior managers, including Named Officers. In addition, stock option grants occasionally may be awarded throughout the year to individuals, including Named Officers. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance, ability to affect future Company performance, salary level, option holdings and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

     In addition to the options granted under the 1997 Option Plan, certain senior managers, including certain of the Named Officers, were granted Magellan common stock options under the 1998 Magellan Option Plan and ORBIMAGE common stock options under the ORBIMAGE Option Plan. The 1998 Magellan Option Plan is administered by Magellan's Board of Directors; the ORBIMAGE Option Plan is administered by ORBIMAGE's Board of Directors. These stock options were granted to incentivize continued efforts by the grantees in assisting each company's development and operations.

     Stock Ownership Incentives. Intending to incentivize senior management to increase their equity ownership in the Company and thus to further motivate performance, in 1998 the Committee continued for a second year an executive officer loan program that authorizes the Company to make a loan of up to $50,000 to each executive officer solely for the purpose of purchasing Common Stock in the open market. Each loan is for a term of four years with interest deferred. The Company has agreed to forgive one-half of the principal amount and any accrued interest on the third anniversary of the loan and the other one-half on the fourth anniversary of the loan if the executive officer continues to hold all the shares of stock acquired with the loan proceeds on the third anniversary and at least one-half of all such shares on the fourth anniversary. Each executive officer is entitled to receive one such $50,000 loan, and four executive officers, including two Named Officers, elected to receive their loan in 1997. In 1998, one Named Officer, Mr. Pirone, participated in the program and received a $50,000 loan.

     In October 1998, the Committee adopted the 1999 Employee Stock Purchase Plan ("ESPP"), subject to stockholder approval, which provides an opportunity for all employees, including senior management, to purchase the Company's Common Stock at a 15 percent discount. The Committee believes that promoting company-wide employee stock ownership will benefit the Company by aligning employees' financial interests with those of stockholders. The ESPP is intended to benefit the Company by increasing employees' interest in the Company's growth and success and to assist in recruiting and retaining high quality employees.

     Chief Executive Compensation. Based on the Committee's review of the Chief Executive Officer's performance, the overall performance of the Company and compensation levels for comparable positions in the industry, the Committee authorized a merit increase of $15,000 in Mr. Thompson's annual base salary from $375,000 in 1997 to $390,000 effective January 1, 1998. The Committee maintained the Chief Executive Officer's target bonus percentage at 80 percent of base salary for 1998. The total bonus percentage awarded the Chief Executive Officer under the Company's bonus plan in 1998 was 65 percent of target, or 52 percent of his base salary. As discussed above under "Annual Cash Incentive Bonus," the Committee considered specific personal objectives of the Chief Executive Officer as well as overall Company performance. The personal objectives for the Chief Executive Officer in 1998 included management goals with respect to the operations of the Company's product line groups, the achievement of certain financial and operational goals for ORBCOMM and ORBIMAGE, and the achievement of milestones with respect to revenues and earnings. In addition, in recognition of Mr. Thompson's exceptional efforts in connection with the Company's common stock offering, he was awarded a special bonus of $5,000 in April 1998. Based on the Committee's review of Mr. Thompson's performance and its perceptions as to the level of stock option compensation granted to executive officers at other companies, the Committee approved a grant of 90,000 options to Mr. Thompson in June 1998.

     In 1996, the Committee adopted a Performance Share Agreement with the Chief Executive Officer in order to provide him with further incentive to enhance the financial and operational strength of the Company by directly linking a significant component of his compensation to the amount of appreciation in the Company's Common Stock. Under the agreement, 150,000 performance shares were granted to Mr. Thompson, all of which were vested in 1998. The terms of the agreement provide for a bonus to be paid to Mr. Thompson for 1998 as determined by the number of vested shares multiplied by the difference in the average closing sales price of the Company's Common Stock for the trading days in January 1998 and January 1999. Mr. Thompson declined his 1998 award and the agreement expired by its terms in January 1999. The Committee is considering authorizing the Company to enter into a new performance share agreement with Mr. Thompson on similar terms.

     The foregoing report has been furnished by the Committee members:

Lt. General Kelly H. Burke (Chairman)      Dr. John L. McLucas
Mr. Douglas S. Luke                        Mr. Fred C. Alcorn

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the yearly cumulative total return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index for the five-year period commencing on December 31, 1993 and ending on December 31, 1998.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*
                                  [LINE GRAPH]

                                                    NASDAQ US COMPANY               DOW JONES               ORBITAL SCIENCES
                                                          INDEX              AEROSPACE/DEFENSE INDEX           CORPORATION
                                                    -----------------        -----------------------        ----------------
December 1993                                            100.00                      100.00                      100.00
December 1994                                             97.75                      109.95                       93.90
December 1995                                            138.26                      187.70                       62.20
December 1996                                            170.02                      246.23                       84.15
December 1997                                            208.58                      255.52                      145.12
December 1998                                            293.21                      208.17                      214.63

* Assumes that the value of the investment in Orbital Common Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 31, 1993 and that all dividends were reinvested.

INDEMNIFICATION AGREEMENTS

     The Company has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his or her position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to the Company's best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee. In 1998, the Company's Board of Directors adopted a revised standard form of indemnification agreement that is similar in most respects to the existing form, but has been modified to reflect recent changes in Delaware law and standard business practices.

     The Company also maintains insurance to indemnify its directors and officers against certain liabilities, for which the Company paid approximately $250,000 in premiums in 1998.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into executive employment agreements with certain members of senior management, including each of the Named Officers currently employed by the Company. These agreements become effective in the event of a "change of control" (as defined in the agreements) of the Company, and no officer currently receives compensation under these agreements. Upon a "change of control," each officer whose employment is terminated by the Company other than for disability or "cause" (as defined in the agreements), or whose employment is terminated by the executive for "good reason" (as defined in the agreements), within 24 months following such "change of control," would receive his or her full base salary through the termination date, plus the lesser of (i) $500,000 or (ii) two times the sum of 12 times his or her then-current monthly salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 30 months and all Company stock options would be repurchased by the Company at the difference between the highest price paid in the "change of control" transaction for shares of stock of the same class or series and the exercise price. In 1998, the Company's Board of Directors adopted a revised standard form of executive employment agreement for executive officers of the Company that is similar in many respects to the existing form, but, to conform more closely with current business practice, increases the severance amount that would be due and modifies the executive's rights with respect to retirement, deferred compensation benefits and stock options.

     Pursuant to an agreement with the Company, Mr. Lovell is eligible to receive a special cash bonus based on the amount of new business brought in by the Space Systems Group that is booked by the Company in each July 1 to June 30 twelve-month period. Under this agreement, Mr. Lovell is eligible to receive up to $312,500 per year. Under this agreement, the Company also pays Mr. Lovell a $2,000 per month housing allowance due to the fact that his position at the Company requires him to live away from his permanent residence.

RELATED TRANSACTIONS

     Orbital's Board of Directors has adopted a director conflict of interest policy whereby transactions between Orbital and any of its directors or any entity in which a director has a material interest are subject to review and approval by the Audit and Finance Committee of the Board of Directors. The Company has entered into an agreement with Hays-Fisk-Moore, L.L.C. ("Hays-Fisk"), a limited liability corporation in which one of the Company's directors, Dr. Fisk, owns a 40 percent interest, to perform certain work relating to a potential commercial weather satellite system based on technology developed by Hays-Fisk. The Company paid $275,000 to Hays-Fisk in 1998, and expects to retain Hays-Fisk for similar services during 1999.

     Halprin, Temple, Goodman & Maher, a law firm in which the spouse of one of the Company's directors, Ms. Obuchowski, is a partner, has, since 1989, provided the Company with legal services in connection with licensing and regulatory matters involving the Federal Communications Commission ("FCC"). In 1998, the Company, ORBCOMM, a partnership in which the Company has a 50 percent interest, and ORBIMAGE, a company in which Orbital has a 60 percent interest, paid the law firm approximately $116,000, $289,000 and $7,400, respectively, in legal fees relating to FCC matters.

     In February 1998, the Company entered into a loan agreement with Mr. John
P. Huyett for the principal amount of $325,000, bearing an annual interest rate of 5.5 percent, to assist in financing the purchase of a residence. Mr. Huyett became an executive officer of the Company in January 1999. The principal amount of the loan remains outstanding.

                                   PROPOSAL 2
                    APPROVAL OF ORBITAL SCIENCES CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

     In October 1998, the Board of Directors approved the 1999 Employee Stock Purchase Plan (the "ESPP"), subject to stockholder approval as required by
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the ESPP is to enable eligible employees to purchase shares of Common Stock of the Company at a 15 percent discount. The Board believes that this is a substantial benefit to employees and that it will also benefit the Company by aligning employees' financial interests in the Company with those of stockholders. The ESPP is also intended to benefit the Company by increasing employees' interest in the Company's growth and success and to assist in recruiting and retaining high quality employees. The ESPP is intended to comply with the terms of Section 423 of the Code. The Company has a substantially similar employee stock purchase plan for its Canadian subsidiary, which authorizes the issuance of up to 500,000 shares of Common Stock and is not subject to stockholder approval under the Code.

FEATURES OF THE ESPP

     Shares Subject to the ESPP. The aggregate number of shares of Common Stock that may be issued and purchased under the ESPP may not exceed 1,000,000 shares, subject to adjustment in the event of certain changes in the capital structure of the Company. Shares needed to satisfy purchases under the ESPP may be authorized but unissued shares or previously issued shares reacquired and held by the Company.

     Effective Date and Termination. The ESPP became effective on January 1, 1999, subject to stockholder approval, and will terminate (a) on the date on which all shares of Common Stock that are available for purchase under the ESPP have been issued or (b) at any other date at the discretion of the Board. Upon termination, all amounts in a participant's payroll deduction account that are not used to purchase Common Stock will be refunded.

     Administration. The ESPP is administered by the Human Resources and Nominating Committee of the Board of Directors.

     Eligibility. Generally, any employee of the Company or any of its consolidated U.S. subsidiaries is eligible to participate in the ESPP. As of March 1, 1999, approximately 3,200 employees were eligible to participate in the ESPP.

     Operation of the Plan. The ESPP permits eligible employees to elect to set aside a fixed amount, through payroll deductions or otherwise, to purchase Common Stock. Generally, payroll deductions will be accumulated during six-month periods ("Option Periods") beginning on the first trading day in January and ending on the last trading day in June and beginning on the first trading day in July and ending on the last trading day in December. At the end of each Option Period, all funds accumulated in a participant's account will be used to purchase shares of Common Stock at a purchase price equal to the lesser of 85 percent of the fair market value of the Common Stock (a) on the first trading day of the Option Period or (b) on the last trading day of such Option Period; provided, however, that in no event shall the purchase price be less than the par value of the stock.

     Eligible employees must enroll in the ESPP at least 15 business days prior to the commencement of an Option Period. An employee may elect to have deductions made from his or her eligible compensation or may elect to purchase his or her shares through a lump sum cash payment, subject to a maximum limit of 20 percent of "eligible compensation." "Eligible compensation" is all compensation paid to such employee plus amounts contributed by such employee to a retirement plan as an elective deferral under Section 401(k) of the Code, and excludes payments under stock option plans, other employee benefits plans and bonuses. An eligible employee may terminate payroll deductions during an Option Period, in which case the amount in such employee's account will be refunded without interest and the employee's option to purchase will terminate. No employee may purchase under the ESPP, together with any other employee stock purchase plans, shares of Common Stock having an aggregate fair market value in excess of $25,000 in any calendar year.

     Amendments to the ESPP. The Board of Directors may modify the ESPP in any respect, but must obtain the approval of a majority of the votes cast at a duly held meeting of the Company's stockholders for any modification that (a) changes the designation of corporations whose employees may participate in the ESPP or
(b) increases the maximum number of shares subject to purchase under the ESPP.

     Federal Income Tax Consequences. A participant will not incur federal income tax as a result of the participation in the ESPP or as a result of the purchase of Common Stock at the purchase price. A participant who, either through sale, gift or transfer (other than because of a corporate reorganization), disposes of Common Stock during his or her lifetime or at death at least two years after the date the shares were acquired under the ESPP will recognize (a) ordinary income of an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of disposition over the price paid for the Common Stock or (ii) the excess of the fair market value of the Common Stock on the first day of the Option Period over the price paid for the Common Stock, and (b) long-term capital gain or loss. A participant who disposes of such shares before two years have expired will have (a) ordinary income generally equal to the difference between the purchase price and the fair market value of the Common Stock on the date of purchase and (b) long-term or short-term capital gain (depending on how long the participant held the shares) on the excess, if any, of the fair market value of the Common Stock on the date of sale over the purchase price on the date of purchase.

     The Company generally will not be entitled to a business expense deduction in connection with the sale of shares of Common Stock under the ESPP, unless a participant disposes of Common Stock received under the ESPP before expiration of the two-year holding period described above. In that case, the Company will be entitled to a compensation expense deduction to the extent ordinary income is recognized by the participant.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Proposal 2. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ESPP. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the approval of the ESPP.

                                   PROPOSAL 3
                         RATIFICATION OF THE SELECTION
                            OF INDEPENDENT AUDITORS

     The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of Directors of KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1999. KPMG has served as the Company's independent auditors since 1989 and has been selected as the Company's independent auditors for the fiscal year ending December 31, 1999. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make such statements as he or she may desire. In the event that the stockholders do not ratify the selection of KPMG, the Board of Directors will consider the selection of another firm of independent auditors. The affirmative vote of the holders of a majority of shares, present in person or represented by proxy and entitled to vote at the meeting, will be required to approve Proposal 3. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of KPMG.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1999 by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company and each currently employed Named Officer, and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

                                                               NUMBER
NAME AND ADDRESS                                              OF SHARES    PERCENT
----------------                                              ---------    -------
FMR Corp. ..................................................  2,467,749      6.6%
  82 Devonshire Street
  Boston, MA 02109(a)
Lord, Abbett & Co. .........................................  2,350,096      6.4
  767 Fifth Avenue
  New York, NY 10153(a)
Fred C. Alcorn(b)...........................................     70,331        *
Kelly H. Burke(b)...........................................     43,141        *
Bruce W. Ferguson(b)(c).....................................     97,778        *
Daniel J. Fink(b)(d)........................................     32,834        *
Lennard A. Fisk(b)..........................................     16,370        *
Michael D. Griffin(b).......................................     25,004        *
Jack L. Kerrebrock(b).......................................     35,734        *
Robert R. Lovell(b).........................................     68,101        *
Douglas S. Luke(b)..........................................     31,591        *
John L. McLucas(b)..........................................     34,334        *
Janice I. Obuchowski(b).....................................      9,351        *
Jeffrey V. Pirone(b)(d).....................................     60,550        *
Frank L. Salizzoni(b).......................................      9,474        *
Harrison H. Schmitt(b)(d)...................................     15,684        *
David W. Thompson(b)(c).....................................    192,459        *
James R. Thompson(b)(c).....................................    142,262        *
Scott L. Webster(b).........................................    237,401        *
Officers and Directors as a Group (23 persons)(b)...........  1,456,844      3.9

---------------
 *  Represents less than one percent of the outstanding shares of stock.

(a) The beneficial ownership of each of FMR Corp. and Lord, Abbett & Co. is as of December 31, 1998, not March 1, 1998, and is based on a Schedule 13G filed by each of them with the Securities and Exchange Commission (the "SEC").

(b) Includes shares issuable upon exercise of currently vested stock options or options that will vest within sixty days of March 1, 1999, in the following amounts: Fred C. Alcorn, 23,000 shares; Kelly H. Burke, 13,000 shares; Bruce
    W. Ferguson, 48,334 shares; Daniel J. Fink, 23,000 shares; Lennard A. Fisk, 13,000 shares; Michael D. Griffin, 25,004 shares; Jack L. Kerrebrock, 23,000 shares; Robert R. Lovell, 63,001 shares; Douglas S. Luke, 23,000 shares; John L. McLucas, 23,000 shares; Janice I. Obuchowski, 6,000 shares; Jeffrey
    V. Pirone, 59,000 shares; Frank L. Salizzoni, 6,000 shares; Harrison H. Schmitt, 12,000 shares; David W. Thompson, 145,000 shares; James R. Thompson, 127,088 shares; Scott L. Webster, 113,001 shares; and all officers and directors as a group, 1,054,196 shares.

(c) Excludes 12,580 shares of Common Stock owned by Mr. Ferguson's wife, 23,000 shares of Common Stock owned by Mr. D.W. Thompson's wife, and 1,385 shares of Common Stock owned by Mr. J.R. Thompson's wife. Messrs. Ferguson, D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

(d) Includes 500 shares of Common Stock with respect to which Mr. Fink shares voting and investment power with his wife, and 200 shares of Common Stock with respect to which Mr. Pirone exercises voting and investment power on behalf of his dependent children.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act requires Orbital's executive officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that, except as specified below, all its executive officers and directors complied with all such filing requirements applicable to them with respect to transactions during fiscal year 1998.

     In January and February 1998, Robert D. Strain exercised 4,999 and 5,833 Common Stock options, respectively, and sold the underlying shares at the time of exercise. These transactions were reported late on Forms 4 filed on March 9, 1998, and March 8, 1999, respectively. Harrison H. Schmitt's exercise of 5,000 Common Stock options and immediate sale of the underlying shares in January 1998 were reported late on an amended Form 4 filed on March 9, 1998. Douglas S. Luke's purchase of 250 shares of Common Stock in March 1998 was reported late on a Form 4 filed on May 7, 1998.

                 STOCKHOLDER PROPOSALS FOR 2000 PROXY STATEMENT

     Stockholder proposals that are intended to be included in the proxy statement and related proxy materials for the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than November 30, 1999 at its principal office, 21700 Atlantic Boulevard, Dulles, Virginia 20166,
Attention: Corporate Secretary.

     In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal by March 1, 2000.

                                 OTHER MATTERS

     Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matter properly comes before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telephone or personally. In addition, the Company has retained D.F. King & Co. ("D.F. King") to solicit proxies by personal interview, mail, telephone and telegram and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock. The Company will pay D.F. King a fee not to exceed $3,500 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for the Company's account to brokers and other nominees for their expenses in forwarding soliciting material.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                          ORBITAL SCIENCES CORPORATION

            Proxy for Annual Meeting of Stockholders - May 14, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints David W. Thompson and Leslie C. Seeman and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "Company") to be held at the Company's headquarters, 21700 Atlantic Boulevard, Dulles, Virginia 20166 on May 14, 1999 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the Company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.


1. To elect five Directors, each to serve for a three-year term ending in 2002.



        Nominees:   Kelly H. Burke, Bruce W. Ferguson, Daniel J. Fink,
                    Janice I. Obuchowski and Frank L. Salizzoni

        [ ] FOR ALL              [ ] WITHHOLD ALL

                 --------------------------------------------

        [ ] FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
        (Instruction: To withhold authority to vote for any nominee(s), write such nominee(s) name(s) above.)

 ...............................................................................

2. To approve the adoption of the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan.

        [ ] FOR                  [ ] AGAINST               [ ] ABSTAIN

 ...............................................................................

3. To ratify the appointment of KPMG LLP as independent auditors of the Company.

         [ ] FOR                 [ ] AGAINST               [ ] ABSTAIN

 ...............................................................................

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


Dated:  _________________________, 1999


------------------------------------                  For Inspector of
Signature                                             Elections' Use Only


------------------------------------                  --------------------
Name (please print)                                   Number of Shares

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.